Exhibit 99.1

HALIFAX ANNOUNCES
SECOND QUARTER  FINANCIAL RESULTS

ALEXANDRIA, VA – November 16, 2009 – Halifax Corporation of Virginia (HALX.PK   OTC) today announced its financial results for the quarter September 30, 2009.

Revenues for of three months ended September 30, 2009 were $7.6 million compared to $8.9 million for the prior year. For the six months ended September 30, 2009, revenues were $15.3 million compared to $17.9 million for the same period last year.  The decrease in revenues in 2009 was attributable to the termination of certain large nation-wide enterprise maintenance contracts.

The Company reported operating income of $105,000 for the three months ended September 30, 2009, compared to operating income of $347,000 for the same period last year.  For the six months ended September 30, 2009 the Company reported operating income of $239,000 compared to $664,000 for the six months ended September 30, 2008.  The reduction in operating income was primarily due to lower revenues due to lengthening sales cycles, somewhat offset by lower operating costs.

The Company reported net income of $44,000, or $.01 per basic and diluted share for the three months and $227,000, or $.07 per basic and diluted share for the six months ended September 30, 2009.

Charles McNew, President and Chief Executive Officer, stated, “The current quarter, as expected, was relatively flat compared to the first quarter of FY 2010.  We are pleased to continue our string of profitable quarters and we remain reasonably optimistic looking forward, given the pressures in the maintenance service marketplace and the economic environment in general.”

“We also continue to see growth potential for our supply chain services program, Enterprise Logistics Solutions, which is affording the company multiple higher margin business process outsourcing opportunities.”

The Company will host a conference call for investors at 11 a.m. EST on Monday, November 16, 2009, to review the financial and operational results for the quarter.  The conference call phone number is 800-952-3470 for U.S. callers and 212-231-2904 for international callers.  The conference call replay will be available from 1 p.m. EST on Monday, November 16, 2009, to 1 p.m. EST on Tuesday, November 17, 2009.  The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers.  The reservation number is 21443257.

Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States.  The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services.  More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate.  Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements.  For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data

(in 000's except per share amounts)

Statements of operations	For the three months ended September 30,		For the six months ended September 30,
	2009	2008	2009	2008

Revenues	$7,641	$8,906	$15,303	$17,923

Cost of services	6,561	7,505	13,130	15,009

Gross profit	1,080	1,401	2,173	2,914

Selling, marketing, general & administrative	975	1,054	1,934	2,250

Operating Income	105	347	239	664

Other income	-	1	152	1
Interest expense	(47)	(93)	(130)	(176)

Income before income taxes	58	255	261	489

Income tax expense	14	28	34	59

Net income	$44	$227	$227	$430

Earnings per common share - basic and diluted	$0.01	$0.07	$.07	$.14

Weighted average number of common shares
outstanding:
Basic	3,175	3,175	3,175	3,175
Diluted	3,191	3,177	3,184	3,177

Balance Sheets	September 30, 2009	March 31, 2009

Current assets
Cash	$311	$766
Trade accounts receivable, net	5,918	6,794
Inventory, net	2,594	2,588
Prepaid expenses and other current assets	305	208

Total current assets	9,128	10,356

Property and equipment, net	701	727
Goodwill and intangibles, net	3,149	3,292
Other assets	40	56

Total assets	$13,018	$14,431

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$3,469	$4,546
Income tax payable	44	67
Deferred maintenance revenue	2,737	2,072
Bank debt	1,527	2,545
Current portion of long-term debt	199	331

Total current liabilties	7,976	9,561

Other long-term debt	101	141
Subordinated debt - affiliate	1,000	1,000
Deferred income	10	40

Total liabilities	9,087	10,742

Stockholders' equity	3,931	3,689

Total liabilities and stockholders' equity	$13,018	$14,431